Exhibit 99.1

For Immediate Release
Contact: Andrew Fisher
(202) 483-7000
Afisher@unither.com

UNITED THERAPEUTICS CORPORATION ANNOUNCES STOCK SPLIT TO BE EFFECTED AS A STOCK DIVIDEND

Silver Spring, MD, September 1, 2009:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that its Board of Directors has approved and declared a stock split.  The stock split will be effected in the form of a stock dividend, in which one share of United Therapeutics common stock will be distributed for each share of common stock issued and outstanding (or held in treasury) at the close of business on the record date, September 14, 2009.  The additional shares of common stock are scheduled to be distributed on September 22, 2009, to all shareholders of record by BNY Mellon, United Therapeutics’ transfer agent.  United Therapeutics expects that its common stock will begin to trade on the NASDAQ Global Select Market on a split-adjusted basis beginning on September 23, 2009.

“Just as the recent approval of our new medicine, Tyvaso, has provided doctors and patients with a 2-for-1 therapeutic opportunity, by having both inhaled and parenteral forms of treprostinil to prescribe, today’s announcement provides shareholders with a 2-for-1 investment opportunity, by doubling the number of outstanding shares from approximately 27 million to 54 million,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “Even with this split, our number of outstanding shares is still well below that of other similar stage biotechnology companies.”

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, the future timing and benefits of the stock split and the opportunities created by the launch of Tyvaso.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of September 1, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Tyvaso is a trademark of United Therapeutics Corporation.

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